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                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE
                                                      CONTACT: RONALD GREENSTONE
                                                               (631) 249-2121

                                                               BRUCE KUPPER
                                                               (314) 290-2000


GREENSTONE ROBERTS SIGNS LETTER OF INTENT
TO MERGE WITH KUPPER PARKER


Melville, New York...April 27, 2000 Greenstone/Roberts Advertising Inc. (OTCBB:GRRI) announced today that it has signed a letter of intent to merge with Kupper Parker Communications, Inc., St. Louis, Missouri. The transaction is contingent upon executing a definitive written agreement acceptable to both parties.

Under the proposed terms, shares of the privately held Kupper Parker stock will be exchanged for 5,074,000 new shares of Greenstone/Roberts. In addition, 300,000 of existing Greenstone/Roberts shares would be repurchased by the merged entity for cash at $4.50 per share. It is also intended that Bruce D. Kupper will be Chairman of the Board of Directors of the merged corporation. Subject to a definitive agreement being reached, the planned target date for completion is July 31, 2000. The combined companies will have billings in excess of $150 million.

Ronald Greenstone, Chairman and CEO of Greenstone/Roberts commented, "We believe that our twenty-eight year history of building one of Long Island's leading agencies coupled with the proposed merger with Kupper Parker will bring the company broad scale national exposure. We are strongly committed to bringing greater resources to all our clients as well as enhancing value for our shareholders."

Kupper Parker Communications, Inc., headquartered in St. Louis, Missouri, is a privately held company with 208 employees, with shares owned directly and through an Employee Stock Ownership Plan. Kupper Parker is a full-service marketing communications firm with a diverse client base which has expertise in advertising and media buying, public relations and investor relations, strategic council, sales promotion, direct marketing, and Internet design. Additional offices are in Columbus, Ohio; Louisville, Kentucky; Kansas City, Missouri; Memphis and Nashville, Tennessee; and New Orleans, Louisiana.

Kupper Parker is a member of the American Association of Advertising Agencies, the American Marketing Association, the Business and Professional Advertising Association, the Public Relations Society of America, and the International Association of Business Communicators. Major clients include Anheuser Busch, Express Scripts, Missouri Department of Economic Development, and Watlow.

Greenstone/Roberts Advertising, Inc. provides a broad range of clients with traditional advertising services, as well as specialized marketing communications that include public relations, market research, sales promotion, direct mail, web design, and package design. A 20-plus-year member of the American Association of Advertising Agencies, the company is headquartered in Melville, New York.